Exhibit 5.1

[Net2Phone Letterhead]

June 16, 2005

Net2Phone, Inc.
520 Broad Street
Newark, NJ 07102

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

I have assisted in the preparation of the Registration Statement on Form S- 3 (“Registration Statement”) to be filed by Net2Phone, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof in connection with the registration of 4,372,486 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, which may be issued as part of the company’s warrant incentive program, which allows selected cable operator customers of Net2Phone Cable Telephony, LLC to receive warrants to purchase shares of our common stock (“Warrants”). In connection with that registration, I have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware. I express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles.

Subject to the foregoing, I am of the opinion that:

(1)     The Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

(2)     The Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully-paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Glenn J. Williams
Glenn J. Williams, Executive Vice President, Business & Legal Affairs,
General Counsel & Secretary